As filed with the Securities and Exchange Commission on August 30, 2016

Registration No. 333-95973

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M&F BANCORP, INC.

(exact name of registrant as specified in its charter)

North Carolina	56-1980549
(state or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

2634 Durham Chapel Hill Boulevard, Durham, North Carolina	27707
(address of principal executive offices)	(zip code)

M&F BANCORP, INC. AND MECHANICS AND FARMERS BANK

INCENTIVE STOCK OPTION PLAN OF 1999

(full title of the plans)

James H. Sills, III

President and Chief Executive Officer

M&F Bancorp, Inc.

2634 Durham Chapel Hill Blvd.

Durham, North Carolina 27707

(919) 687-7800

(name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statement (the “Registration Statement”) previously filed by M&F Bancorp, Inc., a North Carolina corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-95973, filed with the SEC on February 2, 2000, pertaining to the registration of 85,500 shares of the common stock, no par value (“common stock”) of Registrant for issuance under the Registrant’s stock-based incentive plan – the M&F Bancorp, Inc. and Mechanics and Farmers Bank Incentive Stock Option Plan of 1999 (the “Plan”).

The Plan was terminated in 2009 in accordance with its terms, and no shares of common stock or options remain available thereunder. Accordingly, Registrant has terminated all offerings of its common stock pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering subject to the Registration Statement, the Registrant removes from registration any and all securities of the Registrant that had been registered for issuance under the Registration Statement that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 30th day of August, 2016.

M&F BANCORP, INC.

By:	/s/ James H. Sills, III
James H. Sills, III
President and Chief Executive Officer

Note: no other person is required to sign this post-effective amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.